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EXHIBIT 10.2


           EASYLINK SERVICES CORPORATION 2005 STOCK AND INCENTIVE PLAN

                            RESTRICTED UNIT AGREEMENT


                            -------------------------
                                    (Grantee)


DATE OF GRANT: __________________


RESTRICTED UNITS: _______________


         RESTRICTED UNIT AGREEMENT made in [      ], between EasyLink Services
Corporation (the "Company") and ___________________.

         1. GRANT OF AWARD. The Company has granted you [ ] Restricted Units, subject to the provisions of this Agreement. The Company will hold the Restricted Units in a bookkeeping account on your behalf until they become payable or are forfeited or cancelled.

         2. PAYMENT AMOUNT. Each Restricted Unit represents the equivalent of one (1) share of Stock of the Company. Except as otherwise determined by the Committee, in its sole discretion, you will be paid a Dividend Equivalent in an amount equal to any cash dividends paid by the Company upon one Share of Stock for each vested Restricted Unit credited to your account. Dividend Equivalents will either be paid to you in cash as soon as practicable after dividends are distributed to stockholders or may be deferred in your account, as determined by the Committee in its sole discretion.

         3. VESTING. The restrictions on your Restricted Units will lapse, and the Restricted Units will become fully vested, in accordance with the following schedule:[ ]. If your employment with the Company terminates, any shares of your Restricted Units that have not vested on or before the date of termination of your employment in accordance with foregoing schedule will immediately be forfeited and your rights with respect to these Restricted Units will end.

         4. TIME AND FORM OF SETTLEMENT. Vested Restricted Units will be settled, in the discretion of the Committee, either in shares of Stock or in an amount of cash equal to the Fair Market Value of a share of Stock as of the date on which the Restricted Unit vests. Fractional shares of Stock may be paid in cash or otherwise as the Committee shall determine.

         5. TRANSFER OF AWARD. You may not transfer any interest in Restricted Units, except by will or the laws of descent and distribution. Any other attempt to dispose of your interest in Restricted Units will be null and void.



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         6. ADJUSTMENTS. In the event the shares of Stock, as presently constituted, shall be changed into or exchanged for a different number or kind of shares or other securities of the Company, the Committee will make any adjustments that it deems appropriate to the number and kind of shares of Stock covered by the Restricted Units and other relevant provisions, to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by the Restricted Units. Any such determinations and adjustments made by the Committee will be binding on all persons.

         7. RESTRICTIONS ON DISTRIBUTION OF SHARES. The Company will not be required to deliver any shares of Stock until all applicable federal and state laws and regulations and all applicable national securities exchange or national securities association rules have been complied with and all legal matters in connection with the issuance and delivery of the shares of Stock have been approved by counsel of the Company.

         8. DISPOSITION OF SECURITIES. You may dispose of any shares of Stock paid on your Restricted Units only pursuant to an effective registration statement under the Securities Act of 1933 or an exemption or exclusion from the registration requirement. By accepting the Award and signing this Agreement, you acknowledge that you have read and understand the Company's policy on, and are aware of and understand your obligations under federal securities laws with respect to, trading in the Company's securities. The Company will have the right to recover, or receive reimbursement for, any compensation or profit you realize on the disposition of shares of Stock received for Restricted Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.

         9. PLAN TERMS GOVERN. The grant of Restricted Units, the settlement of Restricted Units in shares of Stock or in cash, and the disposition of such shares of Stock are subject to the provisions of the Plan and any rules that the Committee may prescribe. The Plan document, as may be amended from time to time, is incorporated into this Agreement. Capitalized terms used in this Agreement have the meaning set forth in the Plan, unless otherwise stated in this Agreement. In the event of any conflict between the terms of the Plan and the terms of this Agreement, the Plan will control. By accepting the Award, you acknowledge receipt of the Plan, as in effect on the date of this Agreement.

         10. PERSONAL DATA. To comply with applicable law and to administer the Plan and this Agreement properly, the Company and its agents may hold and process your personal data, including your home address and Social Security number. By accepting the Award, you expressly consent to the use of this data by the Company and its agents and to the transfer of this data outside the country in which you perform services or reside.

         11. LIMITATIONS. Nothing in this Agreement or the Plan gives you any right to continue in the service of the Company or any of its affiliates or to interfere in any way with the right of the Company to terminate your service at any time. Distribution of shares of Stock on your Restricted Units is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on your behalf. You have no voting rights or other rights as a stockholder of the Company pursuant to the Restricted Units until shares of Stock are actually paid to you.




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         12. INCORPORATION OF OTHER AGREEMENTS. This Agreement and the Plan
constitute the entire understanding between you and the Company regarding the Restricted Units. This Agreement supersedes any prior agreements, commitments or negotiations concerning the Restricted Units.

         13. WITHHOLDING TAXES. The Company will have the right, prior to any payment of cash or issuance or delivery of shares of Stock on Restricted units, to withhold or demand from you the amount necessary to satisfy applicable tax requirements on all payments on Restricted Units, as determined by the Committee.

         14. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of the other provisions of the Agreement, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.

By accepting this Award and signing below, you confirm the following:

         (i) you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement and the Plan; and


         (ii) you understand and agree that this Agreement and the Plan constitute the entire understanding between you and the Company regarding the Award, and that any prior agreements, commitments or negotiations concerning the Restricted Units are replaced and superseded.


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                                           for EasyLink Services Corporation



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Grantee




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